EXHIBIT 99.1

FOR IMMEDIATE RELEASE

PLEASE CONTACT:

Paul F. Blanchard Jr.

405.948.1560

Website: www.panhandleoilandgas.com

PANHANDLE OIL AND GAS INC.

Announces New Vice President – Business Development and Investor Relations

OKLAHOMA CITY, Dec. 18, 2018– PANHANDLE OIL AND GAS INC. (NYSE: PHX) today announces that Ralph D’Amico is joining the company as Vice President – Business Development and Investor Relations effective Jan. 2, 2019.

Mr. D’Amico has 20 years of experience in investment banking, the majority focused on the energy sector. Over the course of his career, Mr. D’Amico has been involved in over $5 billion of advisory and capital market transactions as a lead bank. More recently, Mr. D’Amico has been on the leading edge of the minerals and royalties space where he has obtained an extensive knowledge base, executed several transactions and helped the sector gain exposure within the investment community. Mr. D’Amico has a significant network of relationships throughout the energy industry and Wall Street, which will be an asset in his new role. Mr. D’Amico previously served as Managing Director at Seaport Global. Prior to that Mr. D’Amico also held positions at Stifel Nicolaus, Jefferies, Friedman Billings Ramsey and Salomon Smith Barney. Mr. D’Amico holds a bachelor’s degree in finance from the University of Maryland and an MBA from The George Washington University.

“I am pleased to welcome Ralph to the Panhandle leadership team,” said Paul Blanchard, President and Chief Executive Officer. “We have worked with Ralph in the past and are fortunate to have the addition of his expertise as we continue to focus on the management of our portfolio of mineral and leasehold acreage to maximize shareholder value on a per share basis while minimizing risks.”

Panhandle Oil and Gas Inc. (NYSE: PHX) Oklahoma City-based, Panhandle Oil and Gas Inc. is an oil and natural gas mineral and leasehold acreage-focused capital allocator seeking the highest per share returns while maintaining a conservative net leverage ratio to ensure survivability and prosperity in all business and mineral commodity price cycles. The capital allocation tools include: (i) selective participation in working interest wells on its existing holdings in the highest quality, low-risk projects that are projected to exceed corporate return thresholds; (ii) aggressive leasing of its mineral holdings outside of areas of potential working interest participation; (iii) acquisition of mineral acreage, in the cores of resource plays, with substantial undeveloped opportunities that meet or exceed our corporate return threshold; (iv) divestiture of minerals with limited optionality and mineral rights when the amount negotiated exceeds our projected total value; (v) payment of quarterly dividends, with optionality for special dividends when available capital exceeds operational requirements and has no other higher shareholder return option for an extended time period; and (vi) repurchase of common shares when the share price trades at a material discount to the Company's estimated intrinsic value.

Panhandle’s principal properties are located in Oklahoma, Arkansas, Texas, New Mexico and North Dakota. Additional information on the Company can be found at www.panhandleoilandgas.com.

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5400 N. Grand Blvd., Suite 300 ☒ Oklahoma City, OK 73112 ☒ Ph. (405) 948-1560 ☒ Fax (405) 948-2038